COUNTRYWIDE CREDIT INDUSTRIES, INC. AND SUBSIDIARIES
      EXHIBIT 12.1 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in thousands)



The following table sets forth the ratio of earnings to fixed charges of the Company for the nine months ended November 30, 1996 and 1995 and for the five fiscal years ended February 29(28), 1996 computed by dividing net fixed charges (interest expense on all debt plus the interest element (one-third) of operating leases) into earnings (income before income taxes and fixed charges).

                                  Nine Months Ended
                                    November 30,                     Fiscal Years Ended February 29(28),
                               ------------------------- ------------------------------------------------------------------
                                  1996         1995          1996         1995          1994         1993         1992
                               ------------ ------------ ------------- ------------ ------------- ------------ ------------
Net earnings                    $189,056     $138,082     $195,720       $ 88,407     $179,460     $140,073     $ 60,196
Income tax expense               120,872       92,055      130,480        58,938       119,640       93,382       40,131
Interest charges                 230,547      207,510      281,573        205,464      219,898      128,612       69,760
Interest portion of rental
  expense                          5,486        5,002        6,803          7,379        6,372        4,350        2,814
                               ------------ ------------ ------------- ------------ ------------- ------------ ------------

Earnings available to cover
  fixed charges                 $545,961     $442,649     $614,576       $360,188     $525,370     $366,417     $172,901
                               ============ ============ ============= ============ ============= ============ ============

Fixed charges
  Interest charges              $230,547     $207,510     $281,573       $205,464     $219,898     $128,612     $ 69,760
  Interest portion of rental
    expense                        5,486        5,002        6,803          7,379        6,372        4,350        2,814
                               ------------ ------------ ------------- ------------ ------------- ------------ ------------

      Total fixed charges       $236,033     $212,512     $288,376      $212,843      $226,270     $132,962     $ 72,574
                               ============ ============ ============= ============ ============= ============ ============

Ratio of earnings to fixed
  charges                           2.31         2.08         2.13          1.69         2.32          2.76         2.38
                               ============ ============ ============= ============ ============= ============ ============